Exhibit 10.1

Chain Bridge I

330 Primrose Road, Suite 500

Burlingame, CA 94010

Re:	Letter Agreement

Ladies and Gentlemen:

This letter, dated June 15, 2023 (this “Letter Agreement”), is being delivered to you in connection with your services provided to Chain Bridge I, a Cayman Islands exempted company (the “Company”). Reference is made to that certain letter agreement, dated November 9, 2021 among the Company, Chain Bridge Group (the “Sponsor”), CB Co-Investment LLC (“CB Co-Investment”) and certain individuals (the “Existing Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Existing Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Insider”) hereby agrees with the Company as follows:

1.             RSU Grant. The Company hereby agrees to grant to the Insider 30,000 RSUs upon the effectiveness of a registration statement with the Securities and Exchange Commission filed by the Company (or its successor) covering the RSUs and the shares issuable upon settlement of the RSUs, subject to all of the terms and conditions of a standard RSU Award Agreement and the terms of the omnibus equity incentive plan (the “Plan”) to be adopted by the Company and submitted for approval by the Company’s shareholders in connection with the Company’s initial Business Combination. For the avoidance of doubt, such RSU grant is contingent upon the consummation of such Business Combination and the Insider’s continued employment or service with the Company through the date of such grant and shall, subject to such contingencies, be deemed vested upon grant. Subject to the foregoing, such RSUs shall be settled in shares of common stock upon the one-year anniversary of the effective date of the Business Combination

2.             Representations and Warranties. The Insider represents and warrants to the Company that he has the full right and power, without violating any agreement to which he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

3.             Business Combination Vote. The Insider agrees that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, he shall vote any Founder Shares and any Public Shares held by him in favor of such proposed initial Business Combination (including any proposals recommended by the Company’s Board of Directors (the “Board”) in connection with such Business Combination) and not redeem any Public Shares held by him in connection with such shareholder approval.

4.             Failure to Consummate a Business Combination; Trust Account Waiver.

(a)                      The Insider hereby agrees that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Insider agrees not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares.

(b)                      The Insider acknowledges that he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him, if any. The Insider hereby further waives, with respect to any Founder Shares and Public Shares held by him, any redemption rights he or he may have in connection with (x) the completion of the Company’s initial Business Combination, and (y) a shareholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares (although the Insider shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

5.             Remedies. The Insider hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Insider of his obligations, as applicable under paragraphs 3 and 4 (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.             Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company.

7.             Entire Agreement. This Letter Agreement and the Existing Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) the Insider to the extent that the Insider is the subject of any such change, amendment, modification or waiver and (2) the Sponsor.

8.             Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Insider and each of his successors, heirs, personal representatives and assigns and permitted transferees.

9.             Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.           Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

11.           Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.            Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

13.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

[Signature Page Follows]

Sincerely,

Roger Lazarus

By:	/s/ Roger Lazarus

Acknowledged and Agreed:

CHAIN BRIDGE I

By:	/s/ Michael Rolnick
Name:	Michael Rolnick
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]